Exhibit 99.1

PRESS RELEASE

Date: May 14, 2012	Contact:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email:	donna@cubicenergyinc.com

Cubic Energy, Inc. Announces Engagement of Wells Fargo Securities, LLC

DALLAS, TX — Cubic Energy, Inc. (NYSE Amex: QBC) (“Cubic” or the “Company”) announces that the Company has engaged Wells Fargo Securities, LLC (“Wells Fargo Securities”) to serve as the exclusive financial advisor of the Company to explore certain strategic alternatives on behalf of the Company and its shareholders, including a merger, consolidation, business combination, or a disposition of the Company or a substantial portion of its assets.

Calvin Wallen III, CEO and Chairman of the Board commented, “Our engagement with Wells Fargo Securities is a significant first step in pursuing various strategic options that can enable us to reposition the Company and shareholder value in a stronger financial structure going forward.  The Wells Fargo Securities group is a highly respected and experienced M&A franchise with a proven track record and we welcome the partnership.”

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company’s oil and gas assets and activity are concentrated primarily in the Haynesville Shale Play located in Northwest Louisiana.   Additional information can be found on Cubic’s website at:  www.cubicenergyinc.com.

If you would like to be added to Cubic’s email distribution list, please email your name and email address to Donna Luedtke, Investor Relations at donna@cubicenergyinc.com.  This email distribution list is notified of all news events (including press releases and scheduled investor conference calls).

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “intend”, “estimate”‘, “project”‘, “expect”‘, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in natural gas prices, the availability of capital for development of mineral projects and other projects, the availability of capital to satisfy debt obligations, the ability to meet NYSE Amex, LLC standards, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party operators for wells in which the Company maintains a working interest, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned. Cubic cannot guarantee the timing of the drilling or any level of production from its wells.